Exhibit 99.1

THRESHOLD ANNOUNCES CHANGE TO BOARD OF DIRECTORS

REDWOOD CITY, CA – April 3, 2006 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that George F. Tidmarsh, M.D., Ph.D., has decided not to stand for re-election to the Company’s Board of Directors at the upcoming Annual Meeting of Stockholders and has resigned from the board, effective March 31, 2006. Dr. Tidmarsh will continue to serve as a consultant to the Company as well as chairman of its Clinical Advisory Board.

“George’s scientific, clinical and business insights were critical to building a solid foundation for Threshold,” said Barry Selick, chief executive officer. “I want to thank George for his many significant contributions to the company, and wish him success in his next endeavors.”

“Threshold now has a strong late-stage development capability and is poised to move forward with two promising Phase 3 drugs in benign prostatic hyperplasia and pancreatic cancer,” stated Dr. Tidmarsh. “I have a tremendous amount of faith in the management team and feel that the time is right for me to focus on my new endeavors.”

With the resignation of Dr. Tidmarsh, the board of directors has seven members, of which six are independent directors.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery, development and commercialization of small molecule therapeutics in middle- and late-stage clinical trials for the potential treatment of benign prostatic hyperplasia (BPH), a disease afflicting tens of millions of men worldwide, and cancer. By selectively targeting tumor or other abnormally-proliferating cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com)

Contact:

Denise T. Powell	Carolyn Bumgardner Wang
Sr. Director, Corporate Communications	WeissComm Partners, Inc.
Threshold Pharmaceuticals, Inc.	415-946-1065
650-474-8206	carolyn@weisscommpartners.com
dpowell@thresholdpharm.com